EXHIBIT 10.1


                                 PROMISSORY NOTE

$3,000,000.00                                                November ____, 2001

       FOR VALUE RECEIVED, United Financial Corp. (the "Borrower") promises to pay on October 30, 2002 (the "Maturity") to the order of Wells Fargo Bank Minnesota, National Association ("Wells Fargo"), at its principal office or such other address as Wells Fargo or holder may designate from time to time, the principal sum of Three Million and N0/100 Dollars ($3,000,000.00), or the amount shown on Wells Fargo's records to be outstanding, plus interest (calculated on the basis of actual days elapsed in a 360-day year) accruing each day on the unpaid principal balance at the annual interest rate defined below. Absent manifest error, Wells Fargo's records shall be conclusive evidence of the principal and accrued interest owing hereunder.

       INTEREST. The outstanding principal balance of this Promissory Note (the "Note") shall bear interest at a rate per annum One and Seventy Five-Tenths Percent (1.75%) above the Fed Funds Rate in effect from time to time. The term "Fed Funds Rate" means a fluctuating interest rate per annum set by Wells Fargo at approximately noon each business day as the rate at which funds are offered to Wells Fargo by Federal funds brokers. Borrower understands and agrees that Wells Fargo may base its quotation upon recognized market sources, including such quotes as are received by Wells Fargo from Federal funds brokers of recognized standing selected by it.

       INTEREST PAYMENTS. Interest shall be payable in quarterly installments commencing on November 30, 2001, and continuing on the last day of February 2002, May 2002, August 2002, and upon Maturity when all remaining unpaid, accrued interest shall be payable in full.

       PRINCIPAL PAYMENTS. Principal of the Note remaining on Maturity shall be payable in full. Any principal paid or repaid prior to Maturity may be reborrowed.

       EFFECTIVE DATE. This Note shall be deemed effective as of October 30, 2001.

       ADDITIONAL TERMS AND CONDITIONS. This Note is issued pursuant to that certain Letter Agreement dated November 17, 1999, as amended by a First Amendment To Letter Agreement dated September 29, 2000, and by a Second Amendment To Letter Agreement of even date herewith between the Borrower and Wells Fargo (the "Agreement"). The Agreement, and any amendments or substitutions, contains additional terms and conditions, including default and acceleration provisions, which are incorporated into this Note by reference. This Note shall be secured by the Collateral referenced in the Agreement. Capitalized terms not expressly defined herein shall have the meanings given them in the Agreement. The holder hereof may change any terms of payment of this Note, including extensions of time and renewals, and release any security for, or any party to, this Note, without notifying or releasing any accommodation party, endorser or guarantor from liability in connection with this Note. The Borrower agrees to pay all costs of collection, including reasonable attorneys' fees and legal expenses incurred by Wells Fargo if this
Note is not paid as provided above. This Note shall be governed by the substantive laws of the State of Minnesota.

       WAIVER OF PRESENTMENT AND NOTICE OF DISHONOR. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, hereby waives presentment, demand for payment, notice of dishonor, protest, and any notice relating to the acceleration of the maturity of this Note.

UNITED FINANCIAL CORP.

By: /s/ Kurt R. Weise
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Its: President & CEO
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